UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Form 10-SB/A

      GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
        Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                                 CytoGenix, Inc.
                 (Name of Small Business Issuer in its charter)


             Nevada                                     76-0484097
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

  9881 South Wilcrest, Houston, Texas                      77099
(Address of principal executive offices)                 (Zip Code)

Issuer's telephone number, (281) 988-6118

Securities to be registered under Section 12(b) of the Act:

Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered
      NA                                              NA


Securities to be registered under Section 12(g) of the Act:

The registrant had 29,010,503 shares of Common Stock, at $.001 par value, outstanding as of December 31,1999.

(Title of class)

                                 CYTOGENIX, INC.

                                  FORM 10 - SB

TABLE OF CONTENTS

                                     PART I

ITEM  1.  DESCRIPTION OF BUSINESS........................................    3

ITEM  2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR
          PLAN OF OPERATION..............................................    7

ITEM  3.  DESCRIPTION OF PROPERTY........................................   11

ITEM  4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
          OWNERS AND MANAGEMENT..........................................   11

ITEM  5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
          AND CONTROL PERSONS............................................   13

ITEM  6.  EXECUTIVE COMPENSATION.........................................   15

ITEM  7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................   15

ITEM  8.  LEGAL PROCEEDINGS..............................................   15

ITEM  9.  MARKET FOR COMMON EQUITY AND RELATED
          SHAREHOLDER MATTERS............................................   15

ITEM 10.  DESCRIPTION OF SECURITIES......................................   17

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS......................   18

ITEM 13.  FINANCIAL STATEMENTS...........................................   18

                                    PART F/S
FINANCIAL STATEMENTS OF THE REGISTRANT...................................  F-2

Item 1. Description of Business

CytoGenix, Inc. (the company) is a development stage biotechnology company that has never had any sales. The primary focus of the Company, Inc. research is the implementing and enabling technologies useful in the final stage of delivery of therapeutic DNA and RNA molecules in cells.

The company was formed in 1995 as a biomedical research and development operation. Equity funding has been the only source of operational and research support from the outset.

In an effort to explain the CytoGenix(TM) TroVec(TM) antisense molecule replication technology (ssDNA intracellular expression vector) in everyday terms, scientific accuracy has been compromised.
A more complete and accurate scientific explanation is available at www.cytogenix.com.

INTRODUCTION

Science has discovered that nearly all disease is the result of malfunctioning genes in the human genome. These malfuntioning genes cause the production of harmful proteins which we identify as the symptoms and destructive results of disease.

Biomedical research has demonstrated that in many instances it is possible to inhibit the disease causing activity of the faulty gene by introducing small molecules of specific genetic material into the cells themselves. This is called "antisense" therapy.

The key to success with antisense therapy is to insure that sufficient quantities of the antisense molecules are caused to appear in the cells. The Company has invented an entity that can be introduced into the nucleus of the cell that produces the antisense molecules in the cell. The business of Company is to refine this enabling technology and combine it with the various antisense molecules to develop therapeutic drugs.

THE HUMAN GENOME

The Genome is composed of biochemical components called nucleotides which are the smallest sub-units of DNA. Each cell in the body contains forty-six chromosomes that contain the DNA code for constructing and maintaining the human body.

The chromosomes are made up of complementary intertwined strands of DNA (one positive and the other negative). The negative strand of the DNA produces single strands of positive nucleotides (RNA) that move around in the cells carrying coded instructions for the production of various proteins, amino acids, hormones, etc. By studying how genes work and understanding how they go awry, scientists are developing new therapies that attack the underlying causes of disease, not just the symptoms. Makers of the new gene-based drugs believe that they will offer advantages over existing treatments.

ANTISENSE THERAPY

Most diseases are caused by incorrect or excess production of proteins in the cells of the body. This may be caused by a faulty gene or the activities of rogue genes called viruses.

To produce a protein, the cell first makes a positive copy (messenger RNA) of the DNA code containing the information necessary to produce the protein. This messenger RNA is called the "sense" molecule. The message-carrying molecule then moves to another part of the cell where it is assembles the biochemical components to produce proteins.

Scientists use the information content of the original DNA nucleotide sequence to construct highly specific "Antisense" molecules made up of free floating single strands of (negative) DNA which specifically bind to and neutralize the (positive) messenger RNA strands to prevent the production of specific proteins.

Because of their specificity, Antisense molecules do not have the potential for toxicity associated with traditional chemical or herbal compounds. In addition,it is believed that Antisense molecules can be designed to treat a wide range of infectious and inflammatory diseases, cardiovascular diseases and cancer.

A key distinction of Antisense therapy is that it intervenes much earlier in the disease process than traditional drug therapies. Biotech researchers have identified and patented over 600 of the single stranded DNA molecules that are potential Antisense agents.

The impediment to developing effective therapies using the Antisense molecules has been the problem of "delivering" them into individual cells where they can bind to the offending messenger RNA and prevent the production of harmful proteins. This activity involves the design and use of a genetically engineered single stranded DNA molecule synthesizer called an expression vector.

The CytoGenix(TM) "intracellular single stranded expression vector " (TroVec(TM)) should enable the final stage of "delivery" by actually synthesizing sequence specific antisense DNA molecules in the cell. The vector remains in the cell and continues to synthesize antisense molecules to cancel the messenger RNA and prevent the production of harmful proteins.

The CytoGenix TroVec(TM) technology could be instrumental in enabling and implementing the development of useful drugs by combining it with growing number of antisense molecules discovered by other biotech companies.

DEVELOPMENT TO DATE

The ssDNA expression vector technology (antisense molecule delivery system) was developed as the direct result of an exclusive license and sponsored research agreement with Dr. Charles Conrad and InGene, Inc. Dr. Conrad first invented and filed a patent in June 1997 on the precursor technology of expressing single strands of sequence specific DNA in bacteria as a research laboratory technique, not contemplating any therapeutic use in living organisms.

CytoGenix negotiated a license to obtain rights to the technology, a continuing sponsored research agreement and revived the patent. These activities enabled the Company's expansion and refinement of the technology for possible use in human and animal therapies.

Continuing this expansion of the technology the Company has budgeted live animal studies for this year beginning with one in progress at the Southwest Foundation for Biomedical Research in San Antonio, Texas. The technology has been successfully tested in cell cultures in the laboratory.

The company has submitted for publication in a scientific journal a comprehensive manuscript describing these studies showing proof of expression of various ODNs in the cell cultures investigated.

On December 28, 1998 the United States Patent Office (USPTO) notified the company that it has allowed all the claims contained in the patent application for the company's single stranded DNA expression vector. The Patent is expected to issue in April, 2000. There are nine additional pending patent applications describing the company's technology.

The company has spent approximately $1,000,000 per year for the past two years on research and development activities.

To date there have been demonstrated only limited ways to deliver sufficient quantities of ODNs into cells to accomplish antisense functions. These are not always reliable and can be used only in restricted applications. As has been demonstrated in the laboratory, the company's ssDNA expression vector can be used in broad applications. The Company plans to extend expression achieved in cell cultures to cells in live animals as has been discussed above.

The company has 7 full time employees.

Dr. Jonathan Elliston was hired on September 1, 1999 as Director of Strategic Planing and Intellectual Property. Ms. Kim Totsky was hired as an Executive Assistant. The four Officers of the company are described in Item 5,"Directors, Officers, Promoters and Control Persons."

Regulatory Issues

The FDA approves compounds that have been demonstrated both safe and effective as individual parts and in combination. The FDA also recognizes different categories of disease that deserve different approval standards. The most lenient is accorded to those drugs that have been designated "compassionate use" in that any dangers or side effects they may exhibit are less harmful than those inherent in the disease itself when compared with the potential benefits.

Certain diseases have been designated as "orphan" diseases in that there are so few cases that the major drug companies cannot justify the expense of investigational development and submitting to the full approval process. Many of the orphan diseases, although rare, are nonetheless devastating to the patients and their families from both a physical and financial point of view. The FDA therefore, has afforded less rigorous requirements for their approval. It is believed the Company's TroVecTM technology may be allowed under the above described regulatory schemes.

Item 2. Management's Discussion and Analysis or Plan of Operation

The Company has budgeted $2,000,000 for operations in fiscal year 2000 of which $840,000 has been allocated for General & Administrative costs. $930,000 has been allocated for Research & Development including six live animal studies. The scientific protocols have been determined for these studies. A total of $230,000 will be reserved for contingencies. The Company will rely on equity financing to attain it's working capital requirements.

There are currently over 600 U.S. patents for ODN's with therapeutic potential, each of which is a prospective license for the CytoGenix antisense molecule delivery technology. The Company's standard license calls for a $100,000 initiation fee, and a maintenance fee of $50,000 per year versus an 8% royalty, whichever is greater. The Company anticipates granting 12 to 15 licenses during the calendar year 2000. The first was executed in February 2000 with PharmaGenix, LLC, an affiliated company in which CytoGenix is half owner.

In November 1999 CytoGenix formed a joint enterprise with Professional Compounding Centers of America (PCCA) called PharmaGenix, LLC that will apply part of the nucleic acid technology (synthesized DNA and RNA sequences) to developing non prescription products for distribution through the 2,500 member compounding pharmacies that are affiliated with PCCA.

The Company's objective is to generate sufficient revenue by the end of the year 2000 to support the company's ongoing research and overhead without depending totally on equity funding.

The Company's ability to continue operations in 2000 depends on its success in obtaining equity financing in an amount sufficient to support its operations through the end of the year.

Thus far the major role of management has been to obtain the funding for the research, monitoring the progress, husbanding intellectual property, and development of the TroVecTM technology.

1) The decision was made early on that equity funding would be the primary source with a view toward obtaining government and private grants whenever possible. Debt has not been an option.

2) The management team has attempted to keep general and administrative ovehead extremely low and dedicated the largest share of available funds for research and development.

3) The Company has vigorously pursued prosecution of patents for both its licensed technology and internally developed technology.

The Company strategy from this point forward is:

1) Complete scheduled animal studies now underway.

2) Identify promising "compassionate use" therapies that qualify for fast-track FDA approval to demonstrate safety and efficacy in human trials.

This strategy has been initiated. In
addition, the company is posting Requests for Proposals (RFP) from independant research facilities to conduct additional animal studies from a list suggested by the CytoGenix, Inc. Scientific Advisory Board.

In Kind Stock Swap

In January 1999 rules governing Regulation D, 504 Private Placements were amended by the U.S. Securities and Exchange Commission whereby issuers were compelled to offer one year restricted stock to investors. Prior to this amendment, issuers were permitted to offer freely transferable shares to investors, typically at a slight discount to market in order to secure equity financing.

To continue to fund future operations of the Company the Company's management decided on May 13, 1999 to offer all current shareholders the opportunity to exchange their freely transferable shares for one year restricted shares at a ratio of two shares of restricted stock for one share of freely transferable stock.

The Company initially proposed to issue a total of 20,000,000 restricted trading shares in exchange for 10,000,000 free trading shares. The free trading shares would then be sold by the company in the market and in private transactions. Between, May 16, 1999 and August 21, 1999, a total of 424 existing shareholders agreed to exchange a total of 5,825,761 free trading shares for 11,651,522 restricted shares. The Company then in a series of brokerage and private transactions sold a total of 2,611,572 purportedly free trading shares in the market and realized a total of $ 1,367,813 as a result of such activity. The Company retained a total of 3,214,189 shares which it received from shareholders in the treasury of the Company.

No Form D relating to the Exchange offering was filed with the Securities and Exchange Commission. The SEC has challenged that the shares sold in the market were exempt from registration.

The Company disputes that registration is required. It is possible that the sale of the free trading shares described above may have violated securities registration provisions of the federal and state securities laws which could subject the Company to fines, penalties or other regulatory enforcement action. There can be no assurance that the SEC or applicable state authorities will not pursue any enforcement action. The Company disputes any such liability.

Additionally, while the Company also disputes the following assertion, that it is possible that shareholders who purchased the shares described above in market transactions may have the right under state and federal securities laws to require the Company to repurchase their shares, for the amount originally paid, plus interest. The Company disputes any such liability.

Based upon the best information available to the Company at this time, the Company has calculated the amount of possible, but disputed, exposure that exists for the Company in light of the disputed civil liabilities described above.

Accordingly, in the event these disputed civil liabilities were successfully asserted, the Company could be liable to certain shareholders who purchased the securities in market transactions in an amount of approximately $ 1,367,813 , plus interest. The exposure was calculated by reference to the average closing price for a share of the Company's common stock, weighted for reported daily volume, during the period May 16, 1999 to January 31, 2000; the number of shares possibly sold during the same period of time; and the closing price of one share on January 31, 2000.

The results of the completion of the In Kind Stock Swap are;

Number of one year restricted shares issued:                   11,651,522 shares
Number of freely transferable shares transferred to treasury:   5,825,761 shares
Number of freely transferable shares sold from treasury:        2,611,572 shares
Number of freely transferable shares remaining in treasury:     3,214,189 shares


The total number of shares outstanding as of December 31, 1999 is 29,010,503 common.

DIVESTITURE OF PHYSICAL THERAPY ASSOCIATES

CytoGenix purchased Physical Therapy Associates 1996 with stock for equity (1.5 million shares) in order to acquire the technical expertise in traditional nerve damage therapy and to provide a platform for future clinical trials contemplated after the necessary molecular biology research was completed.

This line of research was subsequently suspended when the more promising antisense molecule delivery (ssDNA expression vector) technology was identified. The nerve damage repair research was indefinitely postponed because of insufficient resources to pursue both research objectives simultaneously.

CytoGenix divested PTA, who repaid 1,000,000 shares but retained the balance (500,000 shares) as compensation for good faith services provided, and to reserve the option of revisiting the research when available resources allow.

Change in Management

In May of 1999 Laurence Mealey, CEO of the company died, subsequently Mike Skillern assumed the position of temporary CEO and President. On September 1, 1999 Malcolm Skolnick was appointed as CEO and President of the Company. He was also appointed as a director of the company beginning September 1, 1999 for a term of three years.

Lawrence Wunderlich, Chief Financial Officer and Corporate Secretary was also appointed to the Board of Directors on September 1, 1999 for a term of three years.

Item 3. Description of Property.

The Company's corporate executive offices are located at 9881 So. Wilcrest, Houston, TX 77099. The Company has occupied this approximate 4200 square foot executive office and laboratory space since December 1999. The facility is in excellent condition and is adequate for corporate use. Rent on the facility is $2,046.00 per month.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Principal Shareholders

The following table sets forth the name and address, as of December 31,, 1999, and the approximate number of Shares of Common Stock of the Company owned of record or beneficially by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's Common Stock, and the name and shareholdings of each Officer and Director, and all Officers and Directors as a group.

NAME OF                            NUMBER OF                 PERCENT OF
BENEFICIAL OWNER                  SHARES OWNED              SHARES OWNED
---------------------------       ------------              ------------
Skillern Fam. Partnership Ltd.      2,022,300                 6.9%   D
2900 South Gessner #504             common
Houston, Texas 77063


Dell T. Gibson                      1,742,300                 6.0%   D,O
9881 So. Wilcrest                   common
Houston, Texas 77099


Lawrence Wunderlich                 172,300                    .6%   D,O
9881 So. Wilcrest                   common
Houston, Texas 77099


Mike Walters, L.P.T.                500,000                   1.7%    D
1220 Blalock #220                   common
Houston, Texas 77055


Malcolm Skolnick, Ph.D. J.D.        1,158,000                 4.0%    D,O
9881 So. Wilcrest                   common
Houston, Texas 77099


D     A Director of Company
O     An Officer of Company

Officers and Directors as a group:  5,594,900                 19.2%
                                     Common

Item 5. Directors, Executive Officers, Promoters and Control Persons.

The following table sets forth certain information with respect to each of the Directors, executive Officers, key employees and control persons of the Company.

NAME                      AGE    TITLE
----                      ---    -----
Malcolm Skolnick           64    Chief Executive Officer, President, Director
                                 Term of Office:    9/30/99 to 9/30/02

Dell Gibson                62    Executive Vice President, Chairman of the Board
                                 Term of Office:    9/10/98 to 9/10/02

Mike Skillern              33    Vice President Research & Development, Director
                                 Term of Office:   9/10/98 to 9/10/01

Lawrence Wunderlich        42    Vice President, Finance, Director
                                 Term of Office    9/30/99 to 9/10/02

Michael Walters            66    Director
                                 Term of Office    9/10/98 to 9/10/01

Mark Wilson                48    Director
                                 Term of Office     3/21/00 to 3/21/03

None of the members of Management are related. The Company has executed employment agreements with the officers of the company.
Employment compensation can be made in the form of cash or restricted common stock at the prevailing ask price of the stock. The officers are given the option of accruing cash payments until such time as the Company can afford to make such payments, in the opinion of the Board of Directors. The payment of stock is based on the closing asked price of the Company's common stock on the 1st and 15th of each month for the preceding pay period.

Malcolm Skolnick has been the Chief Executive Officer and President of the Company since September 1, 1999. Prior to that time and for the last 30 years Dr. Skolnick was a Professor in the University of Texas Health Sciences Center at Houston. Dr. Skolnick received a Ph.D. in physics from Cornell University and a J.D. from the University of Houston. He is licensed to practice law in Texas and is a registered patent attorney. He has practiced intellectual property law, been active in technology transfer and licensing activities and serves on the Boards of Biodyne, Inc., Public Health Services, Inc. and several foundations. Dr. Skolnick owns 1,158,000 common shares of the company

Mr. Skillern has been an officer of the company since February 1995. Mr. Skillern is a founder and currently serves as a Director. Mr. Skillern serves as one of three general partners for Skillern Family Partnership,LTD. which owns 2,022,300 common shares of the Company.


Mr. Gibson has been an officer of the company since February, 1995. He graduated from the University of Texas in Austin and has done post graduate work there. Mr. Gibson has worked in a wide variety of Sales, Marketing and Management positions with companies such as Searle Cardio Pulmonary Instruments and AMSCO Rehab. Mr. Gibson currently serves as Vice President and Director for CytoGenix, Inc. Mr.Gibson owns 1,742,300 common shares of The Company.

Mr. Wunderlich worked as a financial consultant at the investment banking firm of Josephthal and Company from October 1996 until August 1998. At that time Mr. Wunderlich joined the management team of CytoGenix, Inc. as Vice President of Finance. Prior to his employment with Josephthal, Mr. Wunderlich co-owned The Language Loop, a translation service from 1991 to 1996 and held the position of President. Mr. Wunderlich attended the University of Vienna and Manhattan College in Riverdale, New York. He owns 172,300 common shares of the Company.

Michael Walters, L.P.T. has been a Director since February, 1995 and is a Licensed Physical Therapist and has been in private practice for over 36 years. Michael Walters owns 500,000 shares of CytoGenix, Inc. common stock.

Mr. Wilson is the founder and Director of Haelan Health Corporation and Argyll Scientific, L.L.C.. He is a former investment banker with Kidder Peabody, Inc. and is an inventor and Patent owner of drug delivery technology.

An equity interest in The Company will be made available, on an incentive basis, to all employees, through an incentive and non-qualified stock option plan.

Item 6. Executive Compensation

The company has entered into employment agreements with each of the officers as reflected in the table below. In addition to salary, each employee has the option each quarter to purchase common stock at par value in an amount equivalent to 25% of his gross salary computed at the closing price ont the last day of each pay period.

OFFICER                         SALARY
-------                        --------
Malcolm Skolnick               $125,000

Dell Gibson                    $ 72,000

Lawrence Wunderlich            $ 72,000

Mike Skillern                  $ 72,000

Item 7. Certain Relationships and Related Transactions

Management is unaware of any other interests of its officers and directors that may create a potential conflict of interest with the Company.

Item 8. Legal Proceedings.

The Company is not currently involved in any litigation.

Item 9. Market for Common Equity and Related Stockholder Matters.

Principal Market

The Company's securities are traded on the NASD electronic bulletin board, quotations for which are under the symbol "CYGX." The market makers are:
Herzog, Heine, Geduld, Inc
USCC Trading/A Division of Fleet Securities
WM.V. Frankel & Co. Inc.
Hill Thompson Magid & Co., Inc.
Wein Securities Corp.
Sharpe Capital, Inc.
Knight Securities, Inc.
Waterhouse Securities, Inc.
Advanced Clearing, Inc.
Continental Broker-Dealer Corp.
Brown & Company Securities Corporation
GVR Company

Bid Information

The high and low bid price for the Company's common stock for each quarter within the last two fiscal years, as received from OTC Bulletin Board follows. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                               HIGH     LOW
                                               ----     ----
            First Quarter Ending 03/31/00      2.25     1.87

Fiscal Year Ending December 31, 1999           .66      .62
            Third Quarter Ending 09/30/99      .51      .48
            Second Quarter Ending 06/30/99     .66      .62
            First Quarter Ending 03/31/99      .94      .91

Fiscal Year Ending December 31, 1998
            Fourth Quarter Ending 12/31/98     .54      .51
            Third Quarter Ending 09/30/98      .59      .56
            Second Quarter Ending 06/30/98     .75      .63
            First Quarter Ending 03/31/98      .35      .34

Fiscal Year Ending December 31, 1997
            Fourth Quarter Ending 12/31/97     .48      .43
            Third Quarter Ending 09/30/97      .20      .20
            Second Quarter Ending 06/30/97     .30      .30
            First Quarter Ending 03/31/97      .18      .18

Stockholders

There approximately 1260 shareholders of record for the Company as of the date of this submission. Dividends To date, the Company has not paid any dividends on its Common Stock..The Board does not intend to declare any dividends in the foreseeable future.

Item 10.    Recent Sales of Unregistered Securities.

The following tables outlines all securities the Company sold or issued within the past three years without registering the securities under the Securities Act, Regulation D Rule 504 (an exemption from registration).

               TYPE          NUMBER OF      NUMBER OF
DATE       OF SECURITY   SECURITIES ISSUED  INVESTORS     CONSIDERATION
--------   -----------   -----------------  ---------   ------------------

03/11/98   Common        1,283,960           9          Received par value
                                                        $.001 for a total
                                                        of $1,283.00
                                                        to Craig Tomlinson,
                                                        Gibson Family Family
                                                        Partnership, Malcolm
                                                        Skolnick, Mark Wisner,
                                                        Charles Conrad,
                                                        Charles Boyd,
                                                        Harry Morgenthal,
                                                        William Waldroff,
                                                        Skillern Family
                                                        Partnership.

03/26/98   Common        30,000              1          Received par value
                                                        $.001 for a total
                                                        of $30.00 to Allan
                                                        Richardson.

07/16/98   Common        980,000             7          Received par value
                                                        $.001 for a total
                                                        of $980.00
                                                        to InGene Inc.,
                                                        Ellis Gibson,
                                                        Charles Bardwell,
                                                        Dell Gibson,
                                                        Laurence Mealey,
                                                        Craig Tomlinson,
                                                        Steven Sloat.

Item 11.    Description of Securities

General

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the Shares voted for the election of Directors can elect all of the Directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore, in the event of liquidation, dissolution or wind up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Shares of Common Stock as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

Item 12.    Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the Officers and Directors of the Company in most cases for any liability suffered by them or arising out of their activities as Officers and Directors of the company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law.

Item 13.    Financial Statements.

To the Board of Directors and Stockholders of CytoGenix, Inc.
6524 San Felipe, Suite 388
Houston, Texas 77057

I have audited the accompanying balance sheet of CytoGenix, Inc. (a Nevada corporation in the development stage) as of December 31, 1999 and 1998, and the related statement of operations, stockholders' equity, and cash flows for the year then ended and for the period from February 10, 1995 (inception), to December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CytoGenix, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year then ended and for the period from February 10, 1995 (inception), to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has pending contingencies regarding the Company's ability to raise capital through the sale of common stock, that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 11 to the financial statements' in 1999 the Company changed its method of accounting for start up costs to conform with SOP 98-5 "Reporting on the Costs of Start-up Activities."

Harrie Marie Pollok Operhall,
A Professional Corporation
Houston, Texas

April 13, 2000

CYTOGENIX, INC.
(A Development Stage Company)
BALANCE SHEET
As of December 31, 1999 and 1998

                                                                   1999            1998
                                                                -----------     -----------
ASSETS

     Cash ..................................................    $    29,555     $   173,832
     Notes Receivable ......................................         25,100
     Prepaid Expenses & Other Assets .......................            940             510
                                                                -----------     -----------
          Current assets subtotal ..........................         55,595         174,342

     Property & Equipment net ..............................         41,643          32,614
     Intangible Assets .....................................              0       1,755,294
     Equity Investment .....................................          9,973               0
                                                                -----------     -----------
             TOTAL ASSETS ..................................    $   107,211     $ 1,962,250
                                                                ===========     ===========


LIABILITIES & SHAREHOLDERS' EQUITY
     LIABILITIES

          Accounts Payable .................................    $    38,787     $     3,748
          Accrued Liabilities ..............................         44,031           5,868
                                                                -----------     -----------
             Total liabilities .............................         82,818           9,616

COMMITMENTS AND CONTINGENCIES (Note 3)

SHAREHOLDERS' EQUITY
     Capital Equity:

         Authorized:
               50,000,000 Common Shares
                    $0.001 par value
         Issued:
               29,010,503 common shares
               (December 31, 1998 - 17,485,700) ............         29,010          17,486
     Contributed surplus ...................................      2,362,007       3,381,031
     Stock Warrants ........................................         25,000               0
     Treasury stock, reported at fair market value .........      1,683,434               0
Deficit accumulated during the development stage ...........     (4,075,058)     (1,445,881)
                                                                -----------     -----------

          Total Shareholders' Equity .......................         24,393       1,952,635
                                                                -----------     -----------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................    $   107,211     $ 1,962,250
                                                                ===========     ===========

CYTOGENIX, INC.
(A Development Stage Company)
STATEMENTS STATEMENT OF OPERATIONS
Year Ended 12/31/99, 12/31/98 and the period from 02/01/95 (inception) to
12/31/99

                                                                                          Feb. 10, 1995
                                                                                          (Inception) to
                                                           12/31/99         12/31/98         12/31/99
                                                         ------------     ------------     ------------
Dividend income .....................................    $      1,375     $         61     $      1,633
                                                         ------------     ------------     ------------

INCOME ..............................................           1,375               61            1,633

Research and development expense ....................         296,429          827,573        1,712,811
General and administration ..........................         570,182           11,850          588,784
Depreciation ........................................           8,644            6,722           19,802
                                                         ------------     ------------     ------------


Expenses ............................................    $    875,255     $    846,145     $  2,321,397
                                                         ------------     ------------     ------------


Income before income taxes
  and cumulative effect of
  change in accounting method .......................        (873,880)        (846,084)      (2,319,764)

Income Taxes ........................................               0                0                0
                                                         ------------     ------------     ------------

Income before cumulative
  effect of change in
  accounting method .................................        (873,880)        (846,084)      (2,319,764)

Cumulative effect of change
  in accounting method
  reporting on costs of
  start-up activities (net of
  income taxes of 0) ................................      (1,755,294)               0       (1,755,294)
                                                         ------------     ------------     ------------

Net Income (Loss) ...................................      (2,629,174)        (846,084)      (4,075,058)
                                                         ============     ============     ============

Basic and Diluted earnings per share of common stock:

Before cumulative effect of accounting change .......           (0.04)           (0.06)           (0.15)
Accounting change ...................................           (0.07)            0.00            (0.12)
                                                         ------------     ------------     ------------
Net Income ..........................................           (0.11)           (0.06)           (0.27)

Weighted average common
  shares outstanding ................................      23,248,101       14,096,795       14,505,252
                                                         ============     ============     ============

   THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

CYTOGENIX, INC.
(A Development Stage Company)
STATEMENT STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
Year ended December 31, 1999, 1998 and period from 02/10/95 through 12/31/99

                                                                                                                          DEFICIT
                                                                                                                        ACCUMULATED
                                                          COMMON SHARES                                                 DURING THE
                                                  -----------------------------      CONTRIBUTED       TREASURY         DEVELOPMENT
                                                    SHARES             AMOUNT          SURPLUS          SHARES             STAGE
                                                  -----------       -----------      -----------      -----------       -----------
Balance, February 5, 1995 ..................                0                 0                0
     Issuance of Common stock ..............        4,951,690             4,952           59,478
     Deficit for year ended 12/31/95 .......                                                                                 (1,067)
                                                  -----------       -----------      -----------      -----------       -----------
Balance, December 31, 1995 .................        4,951,690             4,952           59,478                             (1,067)

Issuance of shares
     For services rendered .................          500,000               500          374,500
     Purchase ..............................          742,800               743            3,210
     Deficit for year ended 12/31/96 .......                                                                               (388,616)
                                                  -----------       -----------      -----------      -----------       -----------
Balance, December 31, 1996 .................        6,194,490             6,195          437,188                           (389,683)

Issuance of shares
     For services rendered .................        3,687,425             3,687          365,110
     Purchase ..............................                                             129,132
     Deficit for year ended 12/31/97 .......                                                                               (210,117)
                                                  -----------       -----------      -----------      -----------       -----------
Balance, December 31, 1997 .................        9,881,915             9,882          931,430                           (599,800)

Issuance of shares
     For services rendered .................        3,075,020             3,075        1,890,414
     Purchases .............................        4,528,765             4,529          559,187
     Deficit for year ended 12/31/98 .......                                                                               (846,084)
                                                  -----------       -----------      -----------      -----------       -----------
Balance, December 31, 1998 .................       17,485,700            17,486        3,381,031                         (1,445,884)

Issuance of shares
     For services rendered .................          107,477               107           69,382
     Purchases .............................       14,631,515            14,631          591,814
     Treasury Stock ........................       (3,214,189)           (3,214)      (1,683,220)       1,683,434
     Deficit for year ended 12/31/99 .......                                                                             (2,629,174)
                                                  -----------       -----------      -----------      -----------       -----------
Balance, December 31, 1999 .................       29,010,503            29,010        2,362,007        1,683,434        (4,075,058)
                                                  ===========       ===========      ===========      ===========       ===========

   THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENT

CYTOGENIX, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
-----------------------
Year Ended 12/31/99, 12/31/98 and Period 02/10/95 (inception) to 12/31/99

                                                                                                                      Feb 10, 1995
                                                                                                                     (Inception) to
                                                                                  12/31/99            12/31/98          12/31/99
                                                                                 ----------          ----------        ----------
 OPERATING ACTIVITIES:

     Deficit from Operations ...........................................         (2,629,174)           (846,084)       (4,075,058)
     Adjustments to deficit from operations to net cash:
          Depreciation Expense .........................................              8,644               6,723            19,802
          Change in accounting .........................................          1,755,294
          Stock for services ...........................................                              1,893,489         2,637,293
     Changes in non-cash operating working capital:
          Administrative expenses ......................................         (1,395,073)
          Prepaid expenses and other assets ............................               (430)               (250)             (940)
          Notes Receivables ............................................            (25,100)                              (25,100)
          Accounts payable .............................................             35,039               2,823            38,787
          Accrued liabilities ..........................................             38,163             (50,173)           44,031
                                                                                 ----------          ----------        ----------

     Net cash used in operating activities .............................           (817,564)           (388,545)       (1,361,185)

FINANCING ACTIVITIES
     Reduction in shareholder loans ....................................                                                  (15,000)
     Proceeds from issuance of common shares ...........................            700,933             563,700         1,462,158
                                                                                 ----------          ----------        ----------

     Net cash provided by financing activities .........................            700,933             548,700         1,462,158

INVESTING ACTIVITIES
     Additions to property, & equipment ................................            (17,673)            (19,538)          (61,445)
     Investments .......................................................             (9,973)                  0            (9,973)
                                                                                 ----------          ----------        ----------

     Net cash used in investing activities .............................            (27,646)            (19,538)          (71,418)
                                                                                 ----------          ----------        ----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALIENT .......................           (144,277)            140,617            29,555

CASH AND CASH EQUIVALENT, BEGINNING OF PERIOD ..........................            173,832              33,215                 0
                                                                                 ----------          ----------        ----------

CASH AND CASH EQUIVALANET, END OF PERIOD ...............................             29,555             173,832            29,555
                                                                                 ==========          ==========        ==========

   THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

CYTOGENIX, INC.
(A Development Stage Company)
Notes to the Financial Statements

NOTE 1.-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

CytoGenix, Inc. was incorporated in Nevada on February 10, 1995. It is a biotechnology company focusing on controlled cellular dedifferentiation and transdifferentiation processes. The Company has acquired the exclusive rights for applications to a specialized expression vector capable of producing single stranded DNA (ssDNA) in both eukaryotes and prokaryotes.

Historically, equity funding has been the only source of operational and research support. Capital resources have been carefully husbanded with the bulk of the cash funding allocated directly to research with administrative overhead held to a minimum.

CASH AND CASH EQUIVALENT

All short-term highly liquid investments that have an original maturity date of three months or less are considered cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment, are carried at cost, less accumulated depreciation and amortization. Depreciation commences at the time assets are placed in service and is computed using the straight-line method over the estimated useful lives of the assets (five to seven years).

STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock transactions are measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the stock option exercise price.

Stock compensation expense for stock granted to non-employees has been determined in accordance with SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

NET LOSS PER SHARE

Basic loss per share is calculated based on the net loss applicable to common shareholders divided by the weighted average number of common shares outstanding for the period excluding any dilutive effects of options, warrants and convertible securities. Diluted earnings per share, if separately presented, would assume the conversion of all dilutive securities, such as options, warrants and convertible preferred stock. Due to the Company's history of losses, all such securities have been anti-dilutive.

CYTOGENIX, INC.
(A Development Stage Company)
Notes to the Financial Statements

INCOME TAXES

The Company accounts for income taxes using the liability method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. As of December 31, 1999 the Company's most significant estimates related to the calculation of depreciation expense.

PATENTS.

Patent and patent application costs are expensed as incurred.

REVENUE RECOGNITION

Currently the Company's only source of income has been as a result of dividends. This income is recognized in the period in which dividends are declared.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalent, and equity investment. The carrying amount of the company's financial instruments approximate fair value.

RECLASSIFICATION

Certain prior year items have been reclassified to conform to the current presentation.

NOTE 2 - LIQUIDITY

Since 1995 the Company has been considered a development stage company and has not generated any significant revenue. To fund its expenses and development stage activities the Company has relied on the sale of common stock. As more fully described in Note 3 below, the Company has been informed by the Securities and Exchange Commission (the "SEC") of potential violations of securities registration provisions of the federal and state securities laws which could subject the Company to fines, penalties or other regulatory enforcement action. Management does not expect any stock transactions to be discontinued and expects to continue its sale of common shares to fund its operations for 2000. In addition, management has also entered into a joint venture (see Note 8) which is expected to generate revenues to support ongoing operations. However, due to recurring losses and the uncertainty as to whether the Company will be able to continue to use capital stock transactions to fund operations there is substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Notes to the Financial Statements

CYTOGENIX, INC.
(A Development Stage Company)
NOTE 3 - SALE OF STOCK

In May 1999 management decided to discontinue its attempt to register and sell common shares under securities Rule 504. Rule 504 offerings have historically which had previously been the Company's main method of raising investor equity and to instead offer existing shareholders to exchange with the Company one share of free trading stock held by the shareholder for two shares of restricted stock to be issued by the Company. The Company initially proposed to issue a total of 20,000,000 restricted trading shares in exchange for 10,000,000 free trading shares. The free trading shares would then be sold in the market by the Company which would use the funds obtained for general corporate purposes. Between, May 16, 1999 and August 21, 1999, a total of 424 existing shareholders agreed to exchange a total of 5,825,761 free trading shares for 11,651,522 restricted shares. These treasury shares were recorded at their fair value.

The Company then in a series of brokerage transactions sold a total of 2,611,572 purportedly free trading shares in the market realized a total of $ 1,367,813 as a result of such activity. The Company, as of December 31, 1999, retained a total of 3,214,189 shares as treasury shares of the Company.

The Company has been orally informed that since no Form D relating to the Exchange offering was filed with the Securities and Exchange Commission these shares may not be exempt from registration. If it is determined that these shares do require registration it is possible that shareholders who purchased the shares described above in market transactions may have the right under state and federal securities laws to require the Company to repurchase their shares, for the amount originally paid, plus interest. In addition the Company may be subject to fines, penalties or other regulatory enforcement action.

The Company disputes the above assertions, however, in the event theses disputed civil liabilities were successfully asserted, the Company could be liable to certain shareholders who purchased the securities in market transactions in an amount of approximately $ 1,367,813, plus interest. This range of possible exposure is calculated by reference to the average closing price for a share of the Company's common stock, weighted for reported daily volume, during the period May 16, 1999 to January 31, 2000; the number of shares possibly sold during the same period of time; and the closing price of one share on January 31, 2000. The foregoing range could be adjusted higher or lower depending upon adjustments to any of the referenced items and as any new information become available to the Company. There can be no assurance that the SEC or applicable state authorities will not pursue any enforcement action however management believes that no enforcement action will occur and accordingly no liability was recorded in the Company's financial statements.

The following represents the results of the completion of the in kind stock swap:

Number of one year restricted shares issued:                   11,651,522 shares
Number of freely transferable shares transferred to treasury:   5,825,761 shares
Number of freely transferable shares sold from treasury:        2,611,572 shares
Number of freely transferable shares remaining in treasury:     3,214,189 shares


The remaining 8,348,478 shares of the 20,000,000 issued to the trustee NATCO were retired back to authorized and un-issued upon completion of the exchange.

Notes to the Financial Statements

CYTOGENIX, INC.
(A Development Stage Company)
NOTE 4 - STOCK BASED COMPENSATION

The Company maintains an Employee Stock Purchase Plan (the Purchase Plan"), under which eligible employees may purchase common shares at par value quarterly up to 25% of their gross salary computed at the closing price on the last day of each pay period. Under the Purchase Plan, the Company issued 107,477 shares at a fair value of $ 69,489 to employees in 1999. The fair value of these shares was recorded as compensation expense.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 1999 and 1998:

                                                         1999            1998
                                                        -------         -------
Research Development-lab equipment .............         29,108          29,018
Capitalized Indirect costs .....................         32,337          14,754
                                                        -------         -------
  Total Equipment ..............................         61,445          43,772
                                                        -------         -------
Accumulated depreciation .......................        (19,802)        (11,157)
                                                        -------         -------
  Net Equipment ................................         41,643          32,614
                                                        =======         =======

NOTE 6 - RESEARCH AND DEVELOPMENT EXPENSES

The research and the development of the technology that became known as the ssDNA IEV was invented by an MD, Dr. Charles Conrad, founder of InGene, Inc. and a practicing neural oncologist. The technology was exclusively licensed and developed under a sponsored research agreement by the Company.

The financial arrangement for the term of the contract included a monthly payment of $13,875 to InGene, Inc. and a payment to Dr. Conrad of $3,750. Out of the payments to InGene, Inc., purchases of the necessary research and development equipment were made.

As noted in Note 8 and 9, the Company has moved to facilities which includes laboratory space. Dr. Conrad will remain on the Scientific Advisory Board, but CytoGenix, Inc. has terminated his and InGene, Inc.'s contracts for research and development.

The research and development expense categories also reflect the expenses of the patent attorneys hired to assist the Corporation in the patent filings of the first ssDNA IEV patent, which is scheduled to be approved in late 1999 and is scheduled to be issued in the first half of year 2000. Other patent filings include co-inventions by a Corporation scientist and Dr. Conrad.

As compensation CytoGenix issued Michael Walters of Physical Therapy Associates ("PTA") 500,000 shares at the fair market value of $375,000 for his technical expertise in traditional nerve damage therapy, and to reserve the option of the future use of the research.

CYTOGENIX, INC.
(A Development Stage Company)
Notes to the Financial Statements

NOTE 7-LOANS FROM SHAREHOLDERS

Company's initial expense and capital expenditures were paid by loans made by the Company's original officers. In addition, several of the officers were not paid for services rendered, these expenses were accrued at that time, at the fair value.

During 1998 182,780 shares of common shares, at a fair value of $91,390 were issued to satisfy these obligations.

NOTE 8 - EQUITY INVESTMENTS

The Company purchases common shares of companies, which could provide either a strategic alliance or beneficial research or expertise. It is the Company's policy to use the equity method of accounting for these investments if the company's common stock ownership in these companies range from 20% to 50 % and the cost method for any investment less than 20%. The following is a description of each investment.

On November 3, 1999, CytoGenix, Inc. formed a joint venture with Professional Compounding Centers of America, Inc (PCCA). Each own a 50% interest in Pharmagenix, LLC (Pharmagenix). This joint venture will apply part of the nucleic acid technology (synthesized DNA & RNA sequences) to the developing non-prescription products for distribution through the 2,500 member compounding pharmacies that are affiliated with PCCA. The company recorded the initial contribution of $10,000 with an adjustment for the 1999 loss of $27.

The following table summarizes the company's equity investments as of December 31, 1999

                                                                   Pharmagenix
                                                                   -----------
Common share ownership % ....................................               50%
  Revenue ...................................................                0
  Net Income (loss) .........................................              (27)
Assets ......................................................            9,973
Liabilities .................................................                0
Equity ......................................................            9,973

Investment as of 12/31/98 ...................................           10,000
  Equity Earnings (loss) ....................................              (27)
  Additional Investments
  Loan to Quantum Bit
Investment as of 12/31/99 ...................................            9,973


NOTE 9 - FACILITIES LEASE

The Company has executed noncancelable operating leases for a vehicle, office and laboratory space that expire in 2002. In 1998 the Company executed an operating lease for office space that expires in November 1999. Rent expense amounted to $14,873 and $6,740 for the years ended December 31, 1999 and 1998, respectively. Future minimum annual rental payments under the current lease approximate the following for the years ended December 31:

                  2000.........................................30,189
Notes to the Financial Statements

                  2001.........................................29,710
                  2002.........................................22,506
                                                               ------
                                                               82,400
                                                               ======

CYTOGENIX, INC.
(A Development Stage Company)
NOTE 10 - NET LOSS PER SHARE

Basic and diluted loss per share is calculated using the average number of common shares outstanding.

                                                            1999            1998
                                                         -----------     -----------
Income before Income Taxes and Cumulative
  effect of change in Accounting Method .............       (873,880)       (846,084)

Income Taxes ........................................              0               0
                                                         -----------     -----------

Income before Cumulative effect of change
  in Accounting Method ..............................       (873,880)       (846,084)

Cumulative effect of change in accounting
  method reporting on costs of start-up
  activities (net of income taxes of -0-) ...........     (1,755,294)              0
                                                         -----------     -----------

Net Income (Loss) ...................................     (2,629,174)       (846,084)
                                                         ===========     ===========

Basic and Diluted earnings per share of common stock:
Before cumulative effect of accounting change .......          (0.04)          (0.06)
Accounting change ...................................          (0.07)           0.00
                                                         -----------     -----------
Net Income ..........................................          (0.11)          (0.06)
                                                         -----------     -----------

Average common shares outstanding ...................     23,248,101      14,096,795
                                                         ===========     ===========

As of December 31, 1999 & 1998, warrants were not included in the calculation of net loss per share as they are anti-dilutive.

NOTE 11 - INCOME TAXES

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

As of December 31, 1999, the Company had net operating tax loss carryforwards of approximately $575,242. The carryforwards begin to expire in the year 2010.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, a valuation allowance has been recognized to Notes to the Financial Statements offset the deferred tax assets related to these carryforwards, as it is more likely than not that these assets will not be realized.

CYTOGENIX, INC.
(A Development Stage Company)
The following table sets forth a reconciliation of the statutory federal income tax with the income tax provision.

                                                                                INCEPTION
                                                  YEAR ENDED     YEAR ENDED        THRU
                                                   12/31/99       12/31/98       12/31/99
                                                  ----------     ----------     ----------
Loss before income tax .......................      (873,880)      (846,084)    (2,319,764)

Income tax benefit computed at statutory rates      (305,858)      (296,129)      (811,917)

Change in valuation allowance ................       340,824              0        591,017

Other ........................................       838,914      1,142,213      2,540,664
                                                  ----------     ----------     ----------
Tax expense ..................................             0             (0)            (0)
                                                  ==========     ==========     ==========

Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                        1999             1998
                                                      --------         --------
Deferred tax assets:
  Net operating loss carryforwards ...........         575,242          240,222
  Depreciation in financial
  statements in excess of tax ................          15,775            9,971
                                                      --------         --------

Gross deferred tax assets ....................         591,017          250,193
Less valuation allowance .....................        (591,017)        (250,193)
                                                      --------         --------
Net deferred tax .............................               0                0
                                                      ========         ========

NOTE 12 - CHANGE IN ACCOUNTING PRINCIPLE

In 1998 SOP 98-5, "Reporting on the Costs of Start-up Activities," requires entities to expense the costs of start-up activities, including organizational costs, as incurred. The SOP is effective for fiscal years beginning after December 15, 1998. Accordingly as of January 1, 1999 $1,755,294 of start up costs previously capitalized were expensed as a one time cumulative effect change in accounting principle. There was no impact on income tax expense as a result of this transaction. On a pro forma basis this change would have increased 1998 total expenses Notes to the Financial Statements by $1,395,073 (with no effect on taxes) or $0.07 per share and from inception to date total expenses would have been increased by $1,755,294 or $0.06 per share.

CYTOGENIX, INC.
(A Development Stage Company)
NOTE 13 - WARRANTS SOLD

During 1999 the Company sold 250,000 warrants for $ 25,000 to purchase common shares at $.10 per share in the event that the market price for common shares exceeded $0.90 per share. Subsequent to year-end these warrants were exercised.

NOTE 14 - NOTE RECEIVABLE

During 1999, the company needing an infusion of funds for its research projects, CytoGenix loaned without interest $25,100 to Quantum Bit Induction Technology. Repayment of loan occurred in early 2000.

NOTE 15 - LITIGATION

The Company has been subject to routine litigation matters which have not been material during the years. Resolution of these matters has been immaterial.

                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                /s/ LAWRENCE WUNDERLICH
                                    Lawrence Wunderlich, Chief Financial Officer
                                                   (Registrant)



Date 04-18-00                   By______________________________________________
                                                    (Signature)*



*Print the name and title of each signing officer under his or her signature.